Exhibit 2.1

CONFIDENTIAL

May 12, 2021

Celularity Inc.
170 Park Avenue

Florham Park, NJ 07932
Attention: Keary Dunn
Email: keary.dunn@celularity.com

Re: Letter Agreement

Reference is made to that certain Merger Agreement and Plan of Reorganization (as the same may be amended, the “Merger Agreement”), dated as of January 8, 2021, by and among GX Acquisition Corp., a Delaware corporation (“GX”), Alpha First Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of GX, Alpha Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of GX and Celularity Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this letter agreement shall have the meanings assigned to such terms in the Merger Agreement, and this letter agreement shall be interpreted in the same manner as, and in accordance with, the Merger Agreement.

Accordingly, in consideration of the foregoing and the covenants and agreements contained herein, the parties hereto hereby acknowledge and agree as follows:

1.	Extension. The parties agree and acknowledge that, notwithstanding anything to the contrary in the Merger Agreement, if, prior to May 23, 2021, GX stockholders shall have approved the Extension contemplated by the definitive proxy statement filed by GX on April 14, 2021, then automatically and without any further action by any of the parties, the Initial Outside Date shall be extended to July 31, 2021, which shall thereafter be the Outside Date for all purposes contemplated by the Merger Agreement.

2.	Certain Representations and Warranties. Each party represents and warrants that such party has full power and authority to enter into this letter agreement and that this letter agreement constitutes a valid and binding obligation of such party enforceable against such party in accordance with its terms.

3.	Full Force and Effect. Except for the provisions set forth in this letter agreement, the Merger Agreement shall remain in full force and effect. Any reference in the Merger Agreement to “this Agreement” (or similar references) shall hereafter be deemed to refer to the Merger Agreement as modified by this letter agreement.

4.	Counterparts. This letter agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed letter agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this letter agreement.

IN WITNESS WHEREOF, the undersigned have caused this letter agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GX ACQUISITION CORP.

By:	/s/ Dean Kehler
	Name:	Dean Kehler
	Title:	Co-Chief Executive Officer

Signature Page to Letter Agreement (Extension)

ALPHA FIRST MERGER SUB, INC.

By:	/s/ Jay Bloom
	Name:	Jay Bloom
	Title:	President

Signature Page to Letter Agreement (Extension)

ALPHA SECOND MERGER SUB, LLC

By:	/s/ Jay Bloom
	Name:	Jay Bloom
	Title:	President

Signature Page to Letter Agreement (Extension)

CELULARITY INC.

By:	/s/ Robert Hariri
	Name:	Robert Hariri, M.D., Ph.D
	Title:	Chairman and Chief Executive Officer

Signature Page to Letter Agreement (Extension)

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